Exhibit 10.9

CONTINGENT CONVERTIBLE DEBT AGREEMENT

THIS CONTINGENT CONVERTIBLE DEBT AGREEMENT (this “Agreement”) dated as of October 27, 2017 (the “Effective Date”) among (a) SILICON VALLEY BANK, a California corporation (“Bank”), and (b)(i) BIGCOMMERCE HOLDINGS, INC., a Delaware corporation (“Delaware Borrower”), (ii) BIGCOMMERCE, INC., a Texas corporation (“Texas Borrower”), and (iii) BIGCOMMERCE PTY LTD, a company incorporated under the laws of Australia (“Australian Borrower”; and together with Delaware Borrower and Texas Borrower, jointly and severally, individually and collectively, “Borrower”) provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

1    ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2    LOAN AND TERMS OF PAYMENT

2.1    Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.2    Term Loan.

(a)    Availability. On the Effective Date, Borrower shall request and, subject to the terms and conditions of this Agreement, Bank shall make, one (1) term loan advance (the “Term Loan Advance”) to Borrower in an original principal amount of Twenty Million Dollars ($20,000,000.00). After repayment, the Term Loan Advance (or any portion thereof) may not be reborrowed.

Borrower shall use the proceeds of the Term Loan Advance to pay in full all “Obligations” (as defined in the Mezzanine Loan and Security Agreement) outstanding under the Mezzanine Loan and Security Agreement (including, without limitation, all principal and accrued interest), and Borrower hereby authorizes Bank to apply the proceeds of the Term Loan Advance (internally, without providing such funds to Borrower) to pay in full such “Obligations” (as defined in the Mezzanine Loan and Security Agreement).

(b)    Interest Payments. With respect to the Term Loan Advance, commencing on the first (1st) Payment Date following the Funding Date of the Term Loan Advance and continuing on the Payment Date of each month thereafter, Borrower shall make monthly payments of interest, in arrears, on the principal amount of the Term Loan Advance at the rate set forth in Section 2.6(a).

(c)    Repayment. Commencing on June 1, 2018 and continuing on each Quarterly Payment Date thereafter, Borrower shall repay the Term Loan Advance in equal quarterly installments of principal each in the amount of One Hundred Twenty-Five Thousand Dollars ($125,000.00). All outstanding principal and accrued and unpaid interest under the Term Loan Advance, and all other outstanding Obligations with respect to the Term Loan Advance, are due and payable in full on the Term Loan Maturity Date.

(d)    Permitted Prepayment. Borrower shall not prepay the Term Loan Advance, other than in accordance with Section 2.4.

(e)    Mandatory Prepayment Upon an Acceleration. If the Term Loan Advance is accelerated by Bank following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest with respect to the Term Loan Advance and (ii) all other sums, if any, that shall have become due and payable with respect to the Term Loan Advance, including interest at the Default Rate with respect to any past due amounts.

2.3    Contingent Convertibility. The outstanding principal amount of the Term Loan Advance and accrued and unpaid interest thereon may be converted in whole or in part into shares of the preferred stock of the Applicable Series of the Issuer (as hereinafter defined) by a Conversion Right Holder (as hereinafter defined) in accordance with this Section 2.3. As used in this Section 2.3, “Issuer” means Delaware Borrower and any successor thereto.

(a)    Conversion Right. In connection with a Conversion Event, a Conversion Right Holder shall have the right, exercisable in its sole discretion and without obligation to do so, to convert all or any part of its Associated Debt into such number of shares (together with any shares issued upon exercise by such Conversion Right Holder of its Purchase Right, the “Conversion Shares”) of the Applicable Series as shall equal (i) the amount of such Associated Debt such Conversion Right Holder elects to convert, divided by (ii) the Conversion Price.

(b)    Mechanics of Conversion. In order to effect a conversion of Associated Debt hereunder, a Conversion Right Holder shall deliver a conversion notice to the Issuer (and, if the Issuer is not Borrower, to Borrower) in substantially the form of Exhibit D-l hereto (a “Conversion Notice”) no later than the Conversion Notice Deadline set forth below for the applicable Conversion Event. Any such Conversion Notice shall be irrevocable by the Conversion Right Holder unless the Issuer breaches its obligation to issue the Conversion Shares as and when required hereunder, but shall be contingent on the actual consummation of the applicable Conversion Event. Subject to the foregoing sentence, the conversion of the Associated Debt set forth in a Conversion Notice into Conversion Shares, and the issuance of such Conversion Shares to and in the name(s) of the recipient(s) designated in the Conversion Notice, shall be deemed effective on and as of the date of delivery to the Issuer of such Conversion Notice, notwithstanding that one or more paper, digital or electronic certificates evidencing such Conversion Shares may not be delivered to such recipients until after such date.

(c)    Status of Conversion Shares. All Conversion Shares, when issued by the Issuer hereunder, shall be duly and validly issued, fully-paid and non-assessable shares of Issuer capital stock of the Applicable Series, free and clear of all claims, liens and encumbrances whatsoever, except for (i) restrictions on transfer that may arise under applicable federal and/or state securities laws, (ii) claims, liens or encumbrances arising by or through the Conversion Right Holder, any recipient of such Conversion Shares designated in the Conversion Notice, or the holder of the applicable Associated Debt, and (iii) under the agreements described in Section 2.3(i) below, to the extent a holder of Conversion Shares is then party thereto. Not later than the third (3rd) business day following a Conversion Right Holder’s delivery of a Conversion Notice to the Issuer, the Issuer shall, or shall cause its transfer agent to, deliver a duly issued, executed or otherwise authenticated certificate, in such form as it issues to other holders of shares of the Applicable Series, to and in the name of each recipient designated in the Conversion Notice evidencing the number of Conversion Shares such recipient is designated to receive.

(d)    Status of Converted Debt. Notwithstanding any provision in this Agreement to the contrary, upon the effectiveness of the conversion of any Associated Debt pursuant to and in accordance with the rights set forth in this Section 2.3, such Associated Debt will deemed to have been paid in full and no longer outstanding.

(e)    Conversion Events. As used herein, “Conversion Event” means any of the following:

(i)    the merger or consolidation of the Issuer into or with another person or entity, or other reorganization pursuant to which the outstanding voting equity securities of the Issuer are exchanged for or substituted with the securities of another person or entity, other than (A) a merger effected for the sole purpose of changing the domicile of the Issuer, (B) a reorganization effected for the sole purpose of establishing a holding company for Borrower, or (C) any merger, consolidation or reorganization as of immediately following which the holders of the Issuer’s outstanding voting equity securities prior to such merger, consolidation or reorganization continue to hold at least a majority of the total combined outstanding voting power of the Issuer or its successor pursuant to such merger, consolidation or reorganization and, if the successor or surviving entity shall not be the Issuer, such successor or surviving entity shall have assumed all of the Issuer’s obligations under this Agreement;

(ii)    a sale, assignment or other transfer of all or substantially all of the Issuer’s assets;

(iii)    the sale, assignment or other transfer by holders of the Issuer’s outstanding voting equity securities, in a single transaction or series of related transactions, of such securities representing a majority of the total combined outstanding voting power of the Issuer;

(iv)    the initial, underwritten offering and sale of its securities to the public by the Issuer pursuant to an effective registration statement under the Act (“IPO”); or

(v)    the maturity of the Associated Debt; provided, that such maturity shall not be a Conversion Event if the Issuer’s registration statement filed in connection with the IPO shall have been declared effective prior thereto.

(f)    Conversion Notice Deadlines. With respect to a Conversion Event, its applicable Conversion Notice Deadline (the “Conversion Notice Deadline”) is as follows:

(i)    with respect to a Conversion Event of a type described in clauses (i), (ii) or (iii) of Section 2.3(e), the date that is the later to occur of (A) three (3) business days before the initial closing of such Conversion Event, and (B) seven (7) business days following the Conversion Right Holder’s receipt of the Issuer’s Conversion Event Notice;

(ii)    with respect to the IPO, within three (3) Business Days following Bank’s receipt of the Issuer’s written notice setting forth its intended price range in the IPO, which notice shall be provided after the Issuer publicly files its registration statement in connection therewith with the Securities and Exchange Commission; provided, that, notwithstanding anything to the contrary in this Agreement, the effectiveness of any exercise by a Conversion Right Holder of its Conversion Right and/or Purchase Right in connection with the IPO shall be subject to and conditioned upon the declaration of effectiveness of the Issuer’s registration statement by the Securities and Exchange Commission; and

(iii)    with respect to the maturity of the Associated Debt, not sooner than the ninetieth (90th) day prior to such maturity and not later than ten (10) business days prior to such maturity.

(g)    Conversion Event Notice Deadlines. With respect to a Conversion Event, the Issuer shall deliver written notice thereof (a “Conversion Event Notice”) to the Conversion Right Holder not later than:

(i)    with respect to a Conversion Event of a type described in clauses (i) (ii) or (iii) of Section 2.3(e), ten (10) business days prior to the anticipated initial closing thereof;

(ii)    with respect to the IPO, ten (10) business days prior to the Issuer’s anticipated public filing of its registration statement with the Securities and Exchange Commission; and

(iii)    with respect to the maturity of the Associated Debt, there shall be no requirement of the Issuer to give written notice thereof to the Conversion Right Holder.

In the case of a Conversion Event Notice delivered pursuant to clause (i) of this Section 2.3(g), the Issuer shall also deliver therewith a copy of the executed term sheet, letter of intent, memorandum of understanding or similar document setting forth the principal terms and conditions of such Conversion Event, and thereafter shall deliver, promptly following the Conversion Right Holder’s request from time to time, copies of the draft and definitive transaction documents in connection with such Conversion Event and such other information as the Conversion Right Holder may reasonably request in connection therewith.

(h)    Purchase Right. In connection with a Conversion Event and in addition to its Conversion Right, upon delivery of its Conversion Right Notice each Conversion Right Holder shall have the right (but not the obligation) to purchase from Borrower all or a portion of such number of shares of the Applicable Series determined by dividing (i) the Associated Repaid Principal, by (ii) the Conversion Price. The number of shares of the Applicable Series to be purchased by a Conversion Right Holder (if any) shall be set forth in the Conversion Right Notice. Such purchase by a Conversion Right Holder shall be made concurrently with the conversion of its Associated Debt (if any), and the shares of the Applicable Series sold and issued by Borrower upon such purchase shall be deemed to be Conversion Shares. The Conversion Right Holder shall pay for the shares of the Applicable Series purchased by it by wire transfer of immediately available funds to an account designated in writing by Borrower. For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, in the event that Bank elects to waive the Conversion Rights of all Conversion Right Holders as to all then-unconverted Associated Debt pursuant to and in accordance with Section 2.5 below, the corresponding Purchase Rights of all Conversion Right Holders as to all Associated Repaid Principal in respect of which Purchase Rights have not theretofore been exercised shall automatically thereupon terminate and be of no further force and effect.

(i)    Investor Agreements. In connection with any conversion of Associated Debt (and/or exercise of a Purchase Right) pursuant to this Section 2.3, the Conversion Rights Holder and/or each other person or entity designated by such Conversion Right Holder in its Conversion Notice as a recipient of Conversion Shares shall, with respect to such Conversion Shares, execute and deliver to the Issuer a counterpart signature page or joinder agreement to the Issuer’s then-effective Investors’ Rights Agreement, Right of First Refusal and Co-Sale Agreement, Voting Agreement and/or each other agreement entered into among the Issuer and the holders of the outstanding shares of the Applicable Series, as an “Investor” party thereunder, to the extent such agreement is then in force and effect.

(j)    Registration Rights. Without duplication of any rights to which a holder of Conversion Shares may be entitled under any agreement described in Section 2.3(i) to which such holder is a party, in the event of any conversion of Associated Debt (and/or exercise of a Purchase Right) in connection with a Conversion Event of a type described in clauses (i) (if shares of the acquiring, surviving or successor entity, or an affiliate of any such entity, are received by a holder of Conversion Shares in connection with such Conversion Event), (iv) or (v) of Section 2.3(e), the Conversion Shares shall be deemed to be “registrable securities” under, and shall have the demand and incidental, or “piggyback,” registration rights set forth in, and pursuant to, the Issuer’s then-effective Investors’ Rights Agreement or other agreement setting forth registration rights, if any, in respect of its outstanding shares, on a pari passu basis with the other holders of registrable securities thereunder.

(k)    Costs of Conversion. All reasonable, out-of-pocket fees, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements, but excluding any taxes payable by the Conversion Rights Holder, holder of Associated Debt and any recipient of Conversion Shares designated by the Conversion Right Holder) of a Conversion Right Holder, holder of Associated Debt and any recipient of Conversion Shares designated by the Conversion Right Holder in connection with any conversion of Associated Debt hereunder shall be paid or reimbursed on demand by the Issuer.

(l)    Non-Voting Shares. In connection with any conversion of Associated Debt (and/or exercise of a Purchase Right) hereunder, if the Conversion Shares issuable to any recipient thereof designated by the Conversion Right Holder would exceed 4.99% of the Issuer’s then-total issued and outstanding shares of common stock (determined on an as-converted-to-common-stock basis), then the Issuer shall, if so requested in writing by the Conversion Right Holder, issue the Conversion Shares in excess of such 4.99% in the form of a non-voting class or series of common stock having the same relative rights, powers, preferences and privileges under the Issuer’s then-effective certificate or articles of incorporation or other charter documents as the Issuer’s voting common stock except with respect to voting rights.

2.4    Issuer Call Right.

(a)    Call Right. The Issuer will have the right (but not the obligation), exercisable in connection with any Qualified Financing, to repay and retire all (but not less than all) of the then-outstanding Term Loan Advance (including principal plus accrued and unpaid interest) by paying Bank an amount (the “Call Price”) equal to all accrued but unpaid interest payment amounts thereon plus the greater of (i)(A) if exercised on or before the third (3rd) anniversary of the date of this Agreement, (w) one hundred fifty percent (150%) of the original principal balance of the Term Loan Advance, minus (x) the Associated Repaid Principal, or (B) if exercised after the third (3rd) anniversary of the date of this Agreement, (y) one hundred seventy-five percent (175%) of the original principal balance of the Term Loan Advance, minus (z) the Associated Repaid Principal; and (ii)(I) the purchase price per share or unit of Qualified Financing Securities paid by the purchasers in the Qualified Financing in cash at the closing thereof multiplied by the number of shares of the Qualified Financing Series into which the original principal balance of the Term Loan Advance plus accrued and unpaid interest would then convert assuming (1) that the full original principal balance of the Term Loan Advance were then outstanding, (2) that such Term Loan Advance were then convertible pursuant to Section 2.3 above (notwithstanding that such Term Loan Advance would not, in accordance with the terms of Section 2.3, then be so convertible), and (3) that all Conversion Right Holders elected to exercise their respective Conversion Rights and Purchase Rights in full in connection therewith, minus (II) the Associated Repaid Principal.

(b)    Qualified Financing. As used in this Section 2.4, a “Qualified Financing” means any Equity Financing following the first anniversary the date of this Agreement that is negotiated at arm’s length with a lead investor who is not then, nor at any previous time has been, a securityholder of the Issuer (or of any predecessor-in-interest of the Issuer) and in which the Issuer receives aggregate gross cash proceeds of not less than the greater of (i) Fifty Million Dollars ($50,000,000.00), and (ii) ten percent (10.0%) of the post-money valuation of the Issuer established by such Equity Financing according to the definitive agreements executed by the parties in connection therewith; and “Qualified Financing Series” means, as to any Qualified Financing, the class and series of the Issuer’s preferred stock or other equity securities sold and issued by the Issuer in such Qualified Financing.

(c)    Payment. The Call Price shall be paid by the Issuer concurrently with the initial closing of the applicable Qualified Financing in a single installment by wire transfer of immediately available funds to an account designated in writing by Bank.

(d)    Look-Back. Notwithstanding the foregoing definition of Call Price, if (i) the Issuer exercises its right to repay and retire the outstanding Term Loan Advance obligations to Bank in connection with a Qualified Financing, and (ii) on or before the date that is nine (9) months following the closing (or, if there shall be more than one closing, the final closing) of such Qualified Financing the Issuer shall enter into an agreement, commitment, letter of intent, memorandum of understanding or the like, binding or non-binding, with a third party respecting any transaction described in clauses (i) – (iv) of Section 2.3(e), then, if the aggregate gross proceeds that would be payable to all Conversion Right Holders had (A) the Issuer not so exercised such right in connection with such Qualified Financing, and (B) all Conversion Right Holders exercised, in connection with such transaction, both (1) their respective Conversion Rights as to all Associated Debt outstanding as of immediately prior to such Issuer exercise, and (2) their respective Purchase Rights as to all Associated Repaid Principal as of immediately prior to such Issuer exercise, exceed the Call Price actually paid to Bank by the Issuer in connection with such Issuer exercise, the Issuer shall pay or cause to be paid to Bank, as additional Call Price, the difference between such proceeds as would have been payable to all Conversion Right Holders in connection with such transaction described in clauses (i) – (iv) of Section 2.3(e) and such Call Price actually paid to Bank by the Issuer; provided, that (x) in the case of a transaction described in clauses (i) – (iii) of Section 2.3(e), such payment of such difference shall be made to Bank as and when payments of the consideration in such transaction are made to the holders of the same class and series of Issuer shares as would have been issued upon conversion of all Term Loan Advance obligations and exercise of all Purchase Rights had all Conversion Right Holders exercised their respective Conversion Rights and Purchase Rights in connection therewith; and (y) in the case of an IPO: (1) whether there is such a difference shall be determined by multiplying (A) the price per share to the public of Issuer common stock set forth in the Issuer’s final prospectus filed pursuant to Rule 424(b) under the Act, by (B) the total number of shares of Issuer common stock that would have been issued to all Conversion Right Holders and/or their designated recipients on conversion of the shares of the Applicable Series (as defined in Section 2.3) that would have been issued to all Conversion Right Holders and/or their designated recipients upon such conversion and purchase by them; and (2) payment of such difference shall be made to Bank by the Issuer not later than five (5) business days following the expiration of such 90-day period in a single installment by wire transfer of immediately available funds to an account designated in writing by Bank.

2.5    Amortization Trigger; Cancellation of Conversion Rights and Purchase Rights. Notwithstanding the provisions of Section 2.3 and Section 2.4 above, in the event that the Compound Revenue Event has not occurred by January 31, 2020, Bank may elect, in its sole and absolute discretion, to waive (in writing) the Conversion Rights and Purchase Rights of all (but not less than all) Conversion Right Holders with respect to all Associated Debt that shall not have previously been converted pursuant to such Section and all Associated Repaid Principal. In the event Bank elects to make such a waiver, Bank shall give notice thereof to Issuer, whereupon, effective upon such notice, notwithstanding the provisions of Section 2.2(b) and Section 2.2(c), commencing on the first (Ist) Payment Date following such notice and continuing on the Payment Date of each month thereafter, Borrower shall (a) continue to make monthly payments of interest, in arrears, on the principal amount of the Term Loan Advance at the rate set forth in Section 2.6(a), and (b) repay the outstanding principal amount of the Term Loan Advance in equal monthly installments of principal each in an amount, determined by Bank, as will fully amortize and repay the outstanding principal amount of the Term Loan Advance in equal monthly installments through and including the Term Loan Maturity Date; provided that all outstanding principal and accrued and unpaid interest under the Term Loan Advance, and all other outstanding Obligations with respect to the Term Loan Advance, are due and payable in full on the Term Loan Maturity Date. “Compound Revenue Event” means confirmation by Bank in writing, on or prior to January 31, 2020, that Issuer had compound net revenue (calculated on a consolidated basis with respect to Issuer and its Subsidiaries), determined in accordance with GAAP, for each of the periods (a) beginning on the Effective Date and ending on December 31, 2017, (b) beginning on January 1, 2018 and ending on December 31, 2018 and (c) beginning on January 1, 2019 and ending on December 31, 2019, of at least one hundred fifteen percent (115.0%) of the amount of such net revenue for the corresponding periods in the immediately preceding calendar years.

2.6    Payment of Interest on the Credit Extensions.

(a)    Interest Rate. Subject to Section 2.6(b), the principal amount outstanding under the Term Loan Advance shall accrue interest at a floating per annum rate equal to the Applicable Rate, which interest shall be payable monthly in accordance with Section 2.6(d) below.

(b)    Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percent (5.0%) above the rate that is otherwise applicable thereto (the “Default Rate”). Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.6(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c)    Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d)    Payment; Interest Computation. Interest is payable monthly on the Payment Date of each month and shall be computed on the basis of a 360-day year for the actual number of days elapsed. In computing interest, (i) all payments received after 12:00 p.m. Pacific time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

2.7    Fees. Borrower shall pay to Bank:

(a)    Commitment Fee. A fully earned, non-refundable commitment fee of Two Hundred Thousand Dollars ($200,000.00), on the Effective Date; and

(b)    Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Bank).

Unless otherwise provided in this Agreement or in a separate writing by Bank, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder. Bank may deduct amounts owing by Borrower under the clauses of this Section 2.7 pursuant to the terms of Section 2.8(c). Bank shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.7.

2.8    Payments; Application of Payments; Debit of Accounts.

(a)    All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b)    Bank has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under the Loan Documents when any such allocation or application is not specified elsewhere in a Loan Document.

(c)    Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.

2.9    Withholding. Payments received by Bank from Borrower under the Loan Documents will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto). Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to Bank, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Bank receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. Borrower will, upon request, furnish Bank with proof reasonably satisfactory to Bank indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section 2.9 shall survive the termination of the Loan Documents.

3    CONDITIONS OF LOANS

3.1    Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a)    the Loan Agreement and satisfaction of all conditions precedent thereto;

(b)    duly executed original signatures to the Loan Documents;

(c)    duly executed original signatures to an amendment to the Australian Mortgage Debenture;

(d)    duly executed original signatures to any Control Agreement required by Bank;

(e)    the Operating Documents and long-form good standing certificates of each Borrower certified by the Secretary of State (or equivalent agency) of such Borrower’s jurisdiction of organization or formation and each jurisdiction in which such Borrower is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(f)    a secretary’s certificate of each Borrower with respect to such Borrower’s Operating Documents, incumbency, specimen signatures and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(g)    duly executed original signatures to the completed Borrowing Resolutions for each Borrower;

(h)    duly executed copy of Issuer’s then-effective Investors’ Rights Agreement, Right of First Refusal and Co-Sale Agreement, Voting Agreement and/or each other agreement entered into among the Issuer and the holders of the outstanding shares of the Applicable Series, as an “Investor” party thereunder, to the extent such agreement is then in force and effect;

(i)    a certified copy of the Certificate of Registration and Constitution of Australian Borrower, as amended, and a Verification Certificate containing a certified copy of extracts of minutes of meeting of the directors of Australian Borrower authorizing the execution and delivery of this Agreement, the Australian Mortgage Debenture and any other Loan Documents to which it is a party;

(j)    certified copies, dated as of a recent date, of financing statement and other Lien searches, as Bank may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated therein either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(k)    the Perfection Certificate of each Borrower, together with the duly executed original signature thereto;

(l)    Intellectual Property search results and completed exhibits to the IP Agreement;

(m)    a logo consent form;

(n)    a legal opinion (authority and enforceability) of Borrower’s United States counsel with respect to Delaware Borrower and Texas Borrower and enforceability of this Agreement in respect of Australian Borrower, in form and substance satisfactory to Bank, dated as of the Effective Date together with the duly executed original signature thereto,

(o)    a legal opinion of Bank’s Australian counsel in respect of Australian Borrower (authority/enforceability) of the Australian Mortgage Debenture, in form and substance satisfactory to Bank;

(p)    evidence satisfactory to Bank that all filings required to have been made pursuant to this Agreement, the Australian Mortgage Debenture and the other Loan Documents have been made to secure a first-ranking Lien in favor of Bank on the Collateral and the collateral described in such documents, and all other actions required to have been taken by Borrower or any other party prior to the initial Credit Extension shall have been taken and all consents and other authorizations shall have been obtained prior to the initial Credit Extension, all in accordance with the terms of this Agreement, the Australian Mortgage Debenture and the other Loan Documents;

(q)    evidence satisfactory to Bank that the insurance policies and endorsements required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank (except as set forth in Section 6.11 hereof);

(r)    payment of the fees and Bank Expenses then due as specified in Section 2.7 hereof.

3.2    Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a)    timely receipt of an executed Payment/Advance Form and any materials and documents required by Section 3.4;

(b)    the representations and warranties in this Agreement and the Australian Mortgage Debenture shall be true, accurate, and complete in all material respects on the date of the Payment/Advance Form, as applicable, and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement and the Australian Mortgage Debenture remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c)    Bank determines to its satisfaction that there has not been any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, nor any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank.

3.3    Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

3.4    Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of the Term Loan Advance set forth in this Agreement, to obtain the Term Loan Advance, Borrower (via an individual duly authorized by an Administrator) shall notify Bank (which notice shall be irrevocable) by electronic mail by 12:00 p.m. Pacific time on the Funding Date of the Term Loan Advance. Such notice shall be made by Borrower through Bank’s online banking program, provided, however, if Borrower is not utilizing Bank’s online banking program, then such notice shall be in a written format acceptable to Bank that is executed by an Authorized Signer. Bank shall have received satisfactory evidence that the Board has approved that such Authorized Signer may provide such notices and request the Term Loan Advance. In connection with such notification, Borrower must promptly deliver to Bank by electronic mail or through Bank’s online banking program a completed Payment/Advance Form executed by an Authorized Signer together with such other reports and information, as Bank may request in its sole discretion. Bank shall credit proceeds of the Term Loan Advance to the Designated Deposit Account. Bank may make the Term Loan Advance under this Agreement based on instructions from an Authorized Signer or without instructions if the Term Loan Advance are necessary to meet Obligations which have become due.

4    CREATION OF SECURITY INTEREST

4.1    Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

In addition to and without limiting the foregoing, all Obligations shall also be secured by the Australian Mortgage Debenture and any and all other security agreements, mortgages or other collateral granted to Bank by Borrower as security for the Obligations, now or in the future.

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower.

Bank’s security interest in the assets of Borrower securing the Obligations of Borrower to Bank under this Agreement shall be junior and subordinate to Bank’s security interest in the assets of Borrower securing the Obligations of Borrower to Bank under the Loan Agreement.

4.2    Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Bank’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim in excess of Fifty Thousand Dollars ($50,000.00), Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

4.3    Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

5    REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1    Due Organization, Authorization; Power and Authority. US Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. Australian Borrower is a proprietary company, duly registered and validly existing under the laws of Australia and has the power to carry on its business as it is now being conducted and to own its property and other assets. In connection with this Agreement, each Borrower has delivered to Bank a completed certificate/completed certificates each signed by such Borrower, respectively, entitled “Perfection Certificate” (collectively, the “Perfection Certificate”). Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized or incorporated in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) except as disclosed in the Perfection Certificate, Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that Borrower may from time to time update certain information in the Perfection

Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If US Borrower is not now a Registered Organization but later becomes one, US Borrower shall promptly notify Bank of such occurrence and provide Bank with US Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2    Collateral. Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder or pursuant to the Australian Mortgage Debenture, free and clear of any and all Liens except Permitted Liens. Borrower has no Collateral Accounts at or with any bank or financial institution other than Bank or Bank’s Affiliates except for the Collateral Accounts described in the Perfection Certificate delivered to Bank in connection herewith and which Borrower has taken such actions as are necessary to give Bank a perfected security interest therein, pursuant to the terms of Section 6.6(b). The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.

All Inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate. Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.

Except as noted on the Perfection Certificate, or as Borrower has otherwise notified Bank pursuant to the terms of Section 6.7(c) hereof, Borrower is not a party to, nor is it bound by, any Restricted License.

5.3    Litigation. There are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries involving more than, individually or in the aggregate, One Hundred Thousand Dollars ($100,000.00).

5.4    Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations (subject, in the case of interim financial statements, to normal fiscal year-end audit adjustments). There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.5    Solvency. The fair salable value of Borrower’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6    Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower (a) has complied in all material respects with all Requirements of Law, and (b) has not violated any Requirements of Law the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

5.7    Subsidiaries; Investments. Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.

5.8    Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed Fifty Thousand Dollars ($50,000.00).

To the extent Borrower defers payment of any contested taxes, Borrower shall (i) notify Bank in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.” Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any material liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.9    Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.10    Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.11    Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

6    AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1    Government Compliance.

(a)    Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject.

(b)    Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of its property. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.2    Financial Statements, Reports, Certificates. Provide Bank with the following:

(a)    as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated and consolidating balance sheet and income statement covering Borrower’s and each of its Subsidiary’s operations for such month certified by a Responsible Officer and in a form acceptable to Bank (the “Monthly Financial Statements”);

(b)    within thirty (30) days after the last day of each month and together with the Monthly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank may reasonably request, including, without limitation, a statement that at the end of such month there were no held checks;

(c)    within thirty (30) days prior to the end of each fiscal year of Borrower, and contemporaneously with any updates or amendments thereto, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month), and (B) annual financial projections (on a quarterly basis), in each case as approved by the Board, together with any related business forecasts used in the preparation of such annual financial projections;

(d)    as soon as available, and in any event within one hundred eighty (180) days following the end of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank;

(e)    in the event that Borrower becomes subject to the reporting requirements under the Exchange Act within five (5) Business Days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower and/or any Guarantor with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address; provided, however, Borrower shall promptly notify Bank in writing (which may be by electronic mail) of the posting of any such documents;

(f)    within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt;

(g)    as soon as available, but no later than thirty (30) days after completion, any 409A valuation report prepared by or at the direction of Borrower;

(h)    as soon as available, but no later than thirty (30) days after the last day of each month, a monthly Board pack, including budgets, sales projections, operating plans and other financial information reasonably requested by Bank;

(i)    prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, One Hundred Thousand Dollars ($100,000.00) or more; and

(j)    promptly, from time to time, such other information regarding Borrower or compliance with the terms of any Loan Documents as reasonably requested by Bank.

6.3    Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.8 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.4    Access to Collateral; Books and Records. At reasonable times, on one (1) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books. Such inspections and audits shall be conducted as frequently as Bank determines in its sole discretion that conditions warrant. The foregoing inspections and audits shall be conducted at Borrower’s expense and the charge therefor shall be One Thousand Dollars ($1,000.00) per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to or reschedules the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies) Borrower shall pay Bank a fee of One Thousand Dollars ($1,000.00) plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

6.5    Insurance.

(a)    Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as the sole lender loss payee. All liability policies shall show, or have endorsements showing, Bank as an additional insured. Bank shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.

(b)    Ensure that proceeds payable under any property policy are, at Bank’s option, payable to Bank on account of the Obligations.

(c)    At Bank’s request, Borrower shall deliver certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 6.5 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Bank, that it will give Bank thirty (30) days prior written notice before any such policy or policies shall be materially altered or canceled. If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank deems prudent.

6.6    Accounts.

(a)    Maintain its and all of its Subsidiaries’ operating and other deposit accounts and securities/investment accounts with Bank and Bank’s Affiliates, other than (i) Excluded Accounts, (ii) the Wells

Fargo Account and (iii) accounts with payment transmitters set forth on Schedule 6.6(a) hereto (the “Payment Transmitter Accounts”), provided that if the aggregate amount of funds in the Payment Transmitter Accounts exceeds Five Hundred Thousand Dollars ($500,000.00) at any time, Borrower shall, within five (5) Business Days after the occurrence thereof, transfer such excess amounts to an account of Borrower at Bank. Any Guarantor shall maintain all depository, operating and securities/investment accounts with Bank and Bank’s Affiliates.

(b)    In addition to and without limiting the restrictions in (a), Borrower shall provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to (i) Excluded Accounts, (ii) Payment Transmitter Accounts, or (iii) deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.

6.7    Protection and Registration of Intellectual Property Rights.

(a)    (i) Protect, defend and maintain the validity and enforceability of the Intellectual Property that is material to Borrower’s business; (ii) promptly advise Bank in writing of material infringements or any other event known to Borrower that could reasonably be expected to materially and adversely affect the value of the Intellectual Property that is material to Borrower’s business; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(b)    Prior to the occurrence of the IP Release Event, if Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark, then Borrower shall promptly provide written notice thereof to Bank and shall execute such intellectual property security agreements and other documents and take such other actions as Bank may reasonably request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in such property. Prior to the occurrence of the IP Release Event, if Borrower decides to register any Copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Bank with at least fifteen (15) days prior written notice of Borrower’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office. Prior to the occurrence of the IP Release Event, Borrower shall promptly provide to Bank copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement required for Bank to perfect and maintain a first priority perfected security interest in such property.

(c)    Provide written notice to Bank within thirty (30) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

6.8    Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and

Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.9    Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary (other than a Foreign Subsidiary) after the Effective Date, Borrower and such Guarantor shall (a) cause such new Subsidiary to provide to Bank a joinder to this Agreement to become a co-borrower hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Bank; and (c) provide to Bank all other documentation in form and substance reasonably satisfactory to Bank, including one or more opinions of counsel satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.9 shall be a Loan Document.

6.10    Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of the Loan Documents. Deliver to Bank, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.

6.11    Post-Closing Condition. Within thirty (30) days after the Effective Date, Borrower shall deliver to Bank in form and substance satisfactory to Bank, (i) evidence satisfactory to Bank that the insurance policies and endorsements for Australian Borrower required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender’s loss payable and/or additional insured clauses or endorsements in favor of Bank and (ii) evidence satisfactory to Bank that the lender’s loss payable endorsement for each of Delaware Borrower and Texas Borrower for each of such Borrower’s leased locations required by Section 6.5 hereof are in full force and effect.

7    NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

7.1    Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower; (c) consisting of Permitted Liens and Permitted Investments; (d) consisting of the sale or issuance of any stock of Borrower permitted under Section 7.2 of this Agreement; (e) consisting of Borrower’s use or transfer of money or Cash Equivalents in the ordinary course of its business for the payment of ordinary course business expenses in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (f) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States and (g) of other assets with a value not in excess of One Hundred Thousand Dollars ($100,000.00) in any fiscal year of Borrower.

7.2    Changes in Business, Management, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; (c) fail to provide notice to Bank of any Key Person departing from or ceasing to be employed by Borrower within five (5) days after any such Key Person’s departure from Borrower; or (d) permit or suffer any Change in Control.

Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Twenty Thousand Dollars ($20,000.00) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Twenty Thousand Dollars ($20,000.00) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Twenty Thousand Dollars ($20,000.00) to a bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will first receive the written consent of Bank, and such bailee shall execute and deliver a bailee agreement in form and substance satisfactory to Bank.

7.3    Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary). A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4    Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5    Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein,or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6    Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6(b) hereof.

7.7    Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person and (b) to the extent otherwise permitted in this Agreement: (i) transactions among a Borrower and any other Borrower or Guarantor, (ii) any reasonable indemnity, director and officer insurance benefits and travel expense reimbursement benefits provided for the benefit of directors (or comparable managers), officers or employees of Borrower (or any direct or indirect parent or other equity holder thereof) or its applicable Subsidiary in the ordinary course of business, and (iii) the payment of reasonable compensation, indemnification, severance, or employee benefit arrangements to employees, officers, members of management and outside directors of Borrower (or any direct or indirect parent or other equity holder thereof) and its Subsidiaries in the ordinary course of business.

7.9    Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Bank.

7.10    Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to (a) meet the minimum funding requirements of ERISA, (b) prevent a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; or (c) comply with the Federal Fair Labor Standards Act, the failure of any of the conditions described in clauses (a) through (c) which could reasonably be expected to have a material adverse effect on Borrower’s business or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8     EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement and the other Loan Documents:

8.1    Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension when due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Term Loan Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2    Covenant Default.

(a)    Borrower or Issuer fails or neglects to perform any obligation in Sections 2.3, 2.4, 2.5, 6.2, 6.3, 6.4, 6.5,6.6, 6.7, 6.9, or 6.11 or violates any covenant in Section 7; or

(b)    Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3    Material Adverse Change. A Material Adverse Change occurs;

8.4    Attachment; Levy; Restraint on Business.

(a)    (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary), or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b)    (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting all or any material part of its business;

8.5    Insolvency. (a) Borrower or any of its Subsidiaries is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and is not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed); or (d) in respect of Australian Borrower, without limiting any of the foregoing: (i) it is taken to have failed to comply with a statutory demand under section 459(F)(1) of the Corporations Act; (ii) it must be presumed by a court to be insolvent under section 459(C)(2) of the Corporations Act; (iii) it is the subject of a circumstance specified in section 461 of the Corporations Act (whether or not an application to court has been made under that section); (iv) if it is a trustee of a trust, it is unable to satisfy out of the assets of the trust the liabilities incurred by it for which it has a right to be indemnified from the assets of the trust as and when those liabilities fall due; or (v) it stops or suspends payment to all or a class of creditors generally;

8.6    Insolvency Proceedings. If any of the following occurs in respect of Borrower or any Subsidiary (each of which shall be an “Insolvency Proceeding”): (a) Borrower begins a US Insolvency Proceeding or an Australian Insolvency Proceeding; (b) a US Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made until any US Insolvency Proceeding is dismissed); or (c) an Australian Insolvency Proceeding is begun against Borrower and not dismissed or stayed within fourteen (14) days (but no Credit Extensions shall be made until any such Australian Insolvency Proceeding is dismissed);

8.7    Other Agreements. There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of One Hundred Thousand Dollars ($100,000.00); or (b) any breach or default by Borrower or Guarantor, the result of which could have a material adverse effect on Borrower’s or any Guarantor’s business;

8.8    Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower by any Governmental Authority, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);

8.9    Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.10    Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any applicable subordination or intercreditor agreement;

8.11    Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.6, 8.7, 8.8 or 8.9 of this Agreement occurs with respect to any Guarantor, (d) the death, liquidation, winding up, or termination of existence of any Guarantor; or (e) (i) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor;

8.12    Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) causes, or could reasonably be expected to cause, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction; or

8.13    Cross-Default. The occurrence of an Event of Default (as defined in the Loan Agreement) under the Loan Agreement (other than a default solely resulting from Borrower’s failure to comply with the financial covenant set forth in Section 6.9 of the Loan Agreement).

9     BANK’S RIGHTS AND REMEDIES

9.1    Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, without notice or demand, do any or all of the following:

(a)    declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b)    stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c)    verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, and notify any Person owing Borrower money of Bank’s security interest in such funds. Borrower shall collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the Account Debtor, with proper endorsements for deposit;

(d)    make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(e)    apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) amount held by Bank owing to or for the credit or the account of Borrower;

(f)    ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(g)    place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(h)    demand and receive possession of Borrower’s Books; and

(i)    exercise all rights and remedies available to Bank under the Loan Documents (including, without limitation, the Australian Mortgage Debenture) or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2    Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable following the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks, payment instruments, or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) demand, collect, sue, and give releases to any Account Debtor for monies due, settle and adjust disputes and claims about the Accounts directly with Account Debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Bank’s or Borrower’s name, as Bank chooses); (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and the Loan Documents have been terminated. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and the Loan Documents have been terminated.

9.3    Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4    Application of Payments and Proceeds. If an Event of Default has occurred and is continuing, Bank shall have the right to apply in any order any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. Bank shall pay any surplus to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5    Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6    No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or any other Loan Document or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7    Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

9.8    Borrower Liability. Any Borrower may, acting singly, request Credit Extensions hereunder. Each Borrower hereby appoints each other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, including, without limitation, the benefit of California Civil Code Section 2815 permitting revocation as to future transactions and the benefit of California Civil Code Sections 1432, 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, and 2899 and 3433, and (b) any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 9.8 shall be null and void. If any payment is made to a Borrower in contravention of this Section 9.8, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

10    NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (I) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	BigCommerce Holdings, Inc.
11305 Four Points Drive, Building II, Third Floor
Austin, TX 78726
Attn: Robert Alvarez

BigCommerce, Inc.
11305 Four Points Drive, Building II, Third Floor
Austin, TX 78726
Attn: Robert Alvarez

BigCommerce Pty Ltd
Level 6, 1-3 Smail Street
Ultimo, New South Wales 2007
Attn: Robert Alvarez

with a copy to:	DLA Piper LLP (US)
401 Congress Avenue
Austin, Texas 78701
Attn: Samer M. Zabaneh, P.C.

If to Bank:	Silicon Valley Bank
380 Interlocken Crescent, Suite 600
Broomfield, Colorado 80021
Attn: Mike Devery

with a copy to:	Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attn: David A. Ephraim, Esquire

11    CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

Except as otherwise expressly provided in any of the Loan Documents, California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in the Loan Documents shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure Sections 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure Section 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

This Section 11 shall survive the termination of this Agreement.

12    GENERAL PROVISIONS

12.1    Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in the Loan Documents shall continue in full force until the Loan Documents have terminated pursuant to their terms and all Obligations have been satisfied. So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement), this Agreement may be terminated prior to the Term Loan Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.

12.2    Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents (other than the Warrant, as to which assignment, transfer and other such actions are governed by the terms thereof).

12.3    Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

12.4    Time of Essence. Time is of the essence for the performance of all Obligations in the Loan Documents.

12.5    Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6    Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.

12.7    Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.8    Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9    Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); (b) subject to an agreement containing provisions substantially the same as those of this Section 12.9, to any assignee or purchaser of or participant in, or any prospective assignee or purchaser of or participant in, any of Bank’s rights and obligations under this Agreement; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain (other than as a result of its disclosure by Bank in violation of this Agreement) after disclosure to Bank; or (ii) disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use anonymous forms of confidential information for aggregate datasets, for analyses or reporting, and for any other uses not expressly prohibited in writing by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10    Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11    Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12    Right of Set-Off. US Borrower hereby grants to Bank a Lien and a right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

Bank may, without any demand or notice, set off and apply indebtedness it owes to Australian Borrower against any money owing to it by Australian Borrower under any Loan Document, whether or not the amount owed by Bank or Australian Borrower is immediately payable or is owed alone or with any other person and, regardless of the place of payment, banking branch or currency of either obligation. Further, Australian Borrower authorizes Bank to apply (without prior notice) any credit balance (whether or not then due) to which Australian Borrower is at any time beneficially entitled on any account at, any sum held to its order by and/or any liability or obligation (whether or not matured) of, any office of Bank in or towards satisfaction of any sum then due and payable by it to Bank under the Loan Documents and unpaid. For these purposes, Bank may convert one currency into another, provided that nothing in this Section 12.12 shall be effective to create a charge.

Bank shall not be obliged to exercise any of its rights under this Section 12.12, which shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right (including the benefit of the Loan Documents) to which it is at any time otherwise entitled (whether by operation of law, contract or otherwise).

12.13    Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.14    Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.15    Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.16    Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13    DEFINITIONS

13.1    Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is, as to any Person, any “account” of such Person as “account” is defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to such Person.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Act” means the Securities Act of 1933, as amended (or any successor statute) and the rules and regulations promulgated thereunder.

“ADI Account” is any “ADI account” as defined in the PPSA with such additions to such term as may hereafter be made.

“Administrator” is an individual that is named:

(a)    as an “Administrator” in the “SVB Online Services” form completed by Borrower with the authority to determine who will be authorized to use SVB Online Services (as defined in the “Banking Terms and Conditions”) on behalf of Borrower; and

(b)    as an Authorized Signer of Borrower in an approval by the Board.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Applicable Margin” is zero percent (0.0%), provided that, in the event that the Obligations under this Agreement have not been paid in full by Borrower before December 31, 2019, the Applicable Margin shall be (a) on and after January 1, 2020 but prior to January 1, 2021, two percent (2.0%), (b) on and after January 1, 2021 but prior to January 1, 2022, four percent (4.0%), and (c) on and after January 1, 2022, six percent (6.0%).

“Applicable Rate” is the Prime Rate plus the Applicable Margin.

“Applicable Series” means (i) if the Next Equity Financing shall occur on or before April 30, 2018, the Next Equity Financing Series; or (ii) if the Next Equity Financing shall not have occurred, for any reason or no reason, on or before April 30, 2018, or if, prior to the occurrence of the Next Equity Financing, there shall occur a Conversion Event, the Issuer’s Series E Preferred Stock, $0.0001 par value per share; in each case together with the class and series of Issuer capital stock into or for which all (but not less than all) of the outstanding shares of such Next Equity Financing Series or Series E Preferred Stock shall be converted, exchanged or substituted pursuant to any reorganization, recapitalization or similar transaction of the Issuer or any mandatory or voluntary conversion of all outstanding shares of the Next Equity Financing Series or Series E Preferred Stock into shares of Issuer common stock; provided, that if, in connection with any Conversion Event where one or more Conversion Right Holders exercises its or their Conversion Right(s) and/or Purchase Rights(s), the Applicable Series shall be the Next Equity Financing Series pursuant to clause (i) above but if the Issuer fails or is unable for any reason to issue the requisite shares of such Next Equity Financing Series to such Conversion Right Holders as and when required hereunder (including, without limitation, by reason of having failed to obtain all necessary consents, waivers and/or approvals of or by any Person whose consent, waiver or approval is necessary under the Issuer’s then-effective certificate or articles of incorporation and bylaws or other governing documents or under applicable law), or if such issuance of such shares of the Next Equity Financing Series would constitute a breach or default (or an event which with the giving of notice or the passage of time, or both, would constitute a breach or default) under any agreement or instrument to which the Issuer is then a party to or by which the Issuer or its assets may then be subject or bound, then in any such case each Conversion Right Holder shall have the right (but not the obligation), exercisable in its sole discretion upon written notice to the Issuer and without prejudice to or limitation of any and all other rights and remedies which such Conversion Right Holder may have hereunder, at law or in equity in respect of such Issuer failure or inability, to elect for the Applicable Series to be the Issuer’s Series E Preferred Stock.

“Associated Debt” as of any date means, with respect to a Conversion Right Holder, the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon then subject to the Conversion Right of such Conversion Right Holder.

“Associated Repaid Principal” as of any date means, with respect to any Conversion Right Holder, a portion of the aggregate Term Loan Advance principal repaid by Borrower to Bank on or before such date (“Repaid Principal” determined by multiplying such Repaid Principal by a fraction, the numerator of which shall equal the portion of the original principal amount of the Term Loan Advance the Conversion Right in respect of which was assigned to such Conversion Right Holder, and the denominator of which shall equal the total original principal amount of the Term Loan Advance. By way of illustration only: if Bank as the original Conversion Right Holder assigns the Conversion Right as to fifty percent (50%) of the original principal amount of the Term Loan Advance to another Person, then upon each repayment to Bank by Borrower of any principal of such Term Loan Advance, fifty percent (50%) of such repayment of principal shall constitute Associated Repaid Principal with respect to such Person.

“Assumed Acquisition” means any transaction described in clause (i), (ii) or (iii) of Section 2.3(e) in which any Associated Debt is not converted in connection therewith pursuant Section 2.3 or repaid in full in connection therewith and such unconverted or unpaid Associated Debt and this Agreement to the extent thereof is assumed by the acquiring, surviving or successor entity. For purposes of any adjustments required to the Conversion Price in connection with an Assumed Acquisition: (i) if the consideration payable to the holders of the outstanding shares of the Applicable Series (in their capacities as such) consists of shares of the capital stock of the acquiring, surviving or successor entity or its affiliate, then the Conversion Price as of immediately following the consummation of such Assumed Acquisition shall bear the same ratio to the Conversion Price as of immediately prior to such consummation as the number of shares of such acquiring, surviving or successor entity or its affiliate payable to holders of the outstanding shares of the Applicable Series (in their capacities as such) bears to one share of the Applicable Series; or (ii) if the consideration payable to the holders of the outstanding shares of the Applicable Series (in their capacities as such) consists of cash, then the Conversion Price as of immediately following the consummation of such Assumed Acquisition shall bear the same ratio to the Conversion Price as of immediately prior to such consummation as the maximum aggregate dollar amount payable for one share of the Applicable Series bears to the original purchase price paid to the Company by the original purchaser of such share.

“Authorized Signer” is any individual listed in Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of Borrower.

“Australian Accounts” is defined in the definition of Excluded Accounts.

“Australian Borrower” is defined in the preamble hereof.

“Australian Insolvency Proceeding” means in respect of Australian Borrower: (a) except with Bank’s consent: (i) it is the subject of a Liquidation, or an order or an application is made for its Liquidation; or (ii) an effective resolution is passed or meeting summoned or convened to consider a resolution for its Liquidation; (b) an External Administrator is appointed to it or any of its assets or a step is taken to do so or any related body requests such an appointment; (c) a step is taken under section 60IAA, 601AB or 601AC of the Corporations Act to cancel its registration; or (d) an analogous or equivalent event to any listed above occurs in any jurisdiction.

“Australian Mortgage Debenture” means the document titled “General Security Deed” executed by Australian Borrower in favor of Bank dated August 20, 2015, as may be amended, modified, restated, replaced or supplemented from time to time.

“Bank” is defined in the preamble hereof.

“Bank Entities” is defined in Section 12.9.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower or any Guarantor.

“Board” is Borrower’s board of directors.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors (and, if required under the terms of such Person’s Operating Documents, stockholders) and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Call Price” is defined in Section 2.4(a).

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of twenty-five percent (25.0%) or more of the ordinary voting power for the election of directors of Borrower (determined on a fully diluted basis) other than by the sale of Borrower’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to Bank the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction; (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; (c) at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100.0%) of each class of outstanding capital stock of each Subsidiary of Borrower free and clear of all Liens (except Liens created by this Agreement and the Australian Mortgage Debenture); or (d) without limiting the foregoing, in respect of Australian Borrower, there is a change of Control where ‘Control’: (i) has the meaning given in section 50AA of the Corporations Act; (ii) in respect of an ‘entity’ (as defined in the Corporations Act) includes the direct or indirect power to directly or indirectly direct the management or policies of the entity or control the membership or voting of the board of directors or other governing body of the entity; and (iii) includes owning or controlling, directly or indirectly, more than fifty percent (50.0%) of the shares or units in an entity.

“Claims” is defined in Section 12.3.

“Code” is (a) with respect to US Borrower or any assets located in the United States, the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the

Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions, and (b) with respect to Australian Borrower or any assets located outside of the United States, any applicable law.

“Collateral” is (a) with respect to US Borrower, any and all properties, rights and assets of Borrower described on Exhibit A, and (b) with respect to Australian Borrower, any and all properties, rights and assets of Borrower subject to a Lien granted by Australian Borrower to Bank, including, without limitation, the Collateral as defined in the Australian Mortgage Debenture, and any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, Commodity Account, or an ADI Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is (a) until the termination of the Loan Agreement, the “Compliance Certificate” as defined in the Loan Agreement and (b) upon termination of the Loan Agreement and thereafter, that certain certificate in the form attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Conversion Event Notice” is defined in Section 2.3(g).

“Conversion Notice” is defined in Section 2.3(b).

“Conversion Notice Deadline” is defined in Section 2.3(f).

“Conversion Price” means a price per Conversion Share equal to (i) if the Applicable Series is the Next Equity Financing Series, the lesser of (A) 115% of the Next Equity Financing Price, and (B) $3.059, in either case as adjusted from time to time for stock splits, stock dividends, reorganizations, recapitalizations and the like involving the Applicable Series, and for Assumed Acquisitions; or (ii) if the Applicable Series is the Issuer’s Series E Preferred Stock, $2.208, as adjusted from time to time for stock splits, stock dividends, reorganizations, recapitalizations and the like involving the Applicable Series, and for Assumed Acquisitions; provided, that following any mandatory or voluntary conversion of all outstanding shares of the Applicable Series into shares of Issuer common stock, the Conversion Price as of immediately following such conversion shall bear the same ratio to the Conversion Price as of immediately prior to such conversion as one share of the Applicable Series bears to the number of shares of Issuer common stock into which one share of the Applicable Series was converted. The Conversion Price shall be reduced

(but not below the par value of a share of the Applicable Series or, if the Applicable Series is without par value, not below $0.00001 per Conversion Share) upon the making by the Issuer of any dividend or distribution of cash or other property (other than (x) a dividend or distribution payable in additional shares of Issuer capital stock or other Issuer equity securities, or (y) any cash dividend required to be paid upon the outstanding shares of the Applicable Series pursuant to the terms thereof set forth in the Issuer’s certificate or articles of incorporation or organization, or certificate of designation of such Applicable Series, each as amended and in effect from time to time) upon its outstanding shares of the Applicable Series, by an amount equal to the cash or, if such dividend or distribution is in property other than cash, the fair market value of such property as reasonably determined by the Issuer’s Board of Directors in good faith, that would have been paid or distributed upon each Conversion Share had all Associated Debt been converted in accordance with Section 2.3 as of immediately prior to the making of such dividend or distribution. The Issuer shall, promptly following each adjustment of the Conversion Price, deliver written notice thereof to the Conversion Right Holder.

“Conversion Right” means the separately assignable right to convert, pursuant to and in accordance with the terms and conditions of Section 2.3, outstanding principal amounts of Credit Extensions and accrued and unpaid interest thereon into shares of the Applicable Series.

“Conversion Right Holder” means each person or entity entitled to exercise the Conversion Right with respect to a specified amount of outstanding principal hereunder and accrued interest thereon and to receive and/or designate the recipient(s) of the Conversion Shares issuable on such conversion. Each Lender party making a Credit Extension hereunder shall be the original Conversion Right Holder with respect to the outstanding principal of such Credit Extension and the accrued and unpaid interest thereon. The Conversion Right in respect of such Lender’s Credit Extension and the interest thereon may be assigned by such Lender, and by any assignee of such right, by execution and delivery to Borrower of an assignment in substantially the form of Exhibit D-2 hereto.

“Conversion Shares” is defined in Section 2.3(a).

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Corporations Act” means the Corporations Act 2001 (Cth).

“Credit Extension” is the Term Loan Advance, or any other extension of credit by Bank for Borrower’s benefit.

“Currency” is coined money and such other banknotes or other paper money as are authorized by law and circulate as a medium of exchange.

“Default Rate” is defined in Section 2.6(b).

“Delaware Borrower” is defined in the preamble hereof.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is the account number ending 701 (last three digits) maintained by Borrower with Bank (provided, however, if no such account number is included, then the Designated Deposit Account shall be any deposit account of Borrower maintained with Bank as chosen by Bank).

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency; regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Effective Date” is defined in the preamble hereof.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Financing” means the sale and issuance by the Issuer, in a single transaction or series of related transactions not registered under the Act, of shares of its convertible preferred stock or other equity securities to one or more investors for cash in a bona fide equity financing of the Issuer.

“Equity Event” means confirmation by Bank in writing that Delaware Borrower has received, after the Effective Date, but on or prior to April 30, 2018, unrestricted net cash proceeds in an aggregate amount of at least Forty Million Dollars ($40,000,000.00) from the issuance and sale by Delaware Borrower of its equity securities to investors acceptable to Bank.

“Excluded Accounts” means (a) Deposit Accounts, Securities Accounts and Commodity Accounts that are (x) located in non-U.S. jurisdictions or (y) exclusively used for all or any of payroll, benefits, withholding tax, escrow, customs or other fiduciary purposes (collectively, the “Permitted Accounts”); provided, however, that in no event shall funds in the Permitted Accounts exceed, in the aggregate, Two Million Dollars ($2,000,000.00), and (b) Australian Borrower’s accounts with St. George Bank (the “Australian Accounts”); provided, however, that in no event shall funds in the Australian Accounts exceed Two Million Dollars ($2,000,000.00), in the aggregate.

“External Administrator” means in respect of Australian Borrower, an administrator, controller or managing controller (each as defined in the Corporations Act), trustee, provisional liquidator, liquidator or any other person (however described) holding or appointed to an analogous office or acting or purporting to act in an analogous capacity.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means any Subsidiary which is not organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any Person providing a Guaranty in favor of Bank.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.3.

“Insolvency Proceeding” is defined in Section 8.6 of this Agreement.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:

(a)    its Copyrights, Trademarks and Patents;

(b)    any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;

(c)    any and all source code;

(d)    any and all design rights which may be available to such Person;

(e)    any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)    all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Investors’ Rights Agreement” means that certain Third Amended and Restated Investors Rights Agreement dated as of April 28, 2016, by and among Delaware Borrower and the Investors (as such term is defined therein), as amended, modified, supplemented and/or restated from time to time.

“IP Agreement” means, collectively, (a) that certain Amended and Restated Intellectual Property Security Agreement dated as of the Effective Date, by and between Delaware Borrower and Bank, (b) that certain Amended and Restated Intellectual Property Security Agreement dated as of the Effective Date between Texas Borrower and Bank, and (c) that certain Intellectual Property Security Agreement dated as of the Effective Date, by and between Australian Borrower and Bank, as each may be amended, restated, supplemented or otherwise modified from time to time.

“IPO” is defined in Section 2.3(e)(iv).

“IP Release Event” means, so long as no Event of Default has occurred and is continuing, confirmation in writing from Bank that Borrower has provided Bank with evidence, satisfactory to Bank in Bank’s sole discretion that (a) the Equity Event has occurred, (b) no Event of Default has occurred and is continuing and (c) no Person (other than Bank) has a Lien on Borrower’s Intellectual Property.

“Issuer” is defined in Section 2.3.

“Key Person” is either of Borrower’s Chief Executive Officer or Chief Financial Officer.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Liquidation” means, in respect of Australian Borrower: (a) a winding up, dissolution, liquidation, provisional liquidation, administration, bankruptcy or other proceeding for which an External Administrator is appointed, or an analogous or equivalent event or proceeding in any jurisdiction; or (b) an arrangement, moratorium, assignment or composition with or for the benefit of creditors or any class or group of them.

“Loan Agreement” is that certain Second Amended and Restated Loan and Security Agreement by and between Borrower and Bank, dated as of the Effective Date, as may be amended, restated, modified, or supplemented from time to time.

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Loan Agreement, the Warrant, the Australian Mortgage Debenture, the IP Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of Bank, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Mezzanine Loan and Security Agreement” is that certain Mezzanine Loan and Security Agreement by and between Borrower and Bank dated as of October 1, 2014, as amended by that certain Joinder and First Amendment to Mezzanine Loan and Security Agreement by and between Borrower and Bank dated as of August 20, 2015, as further amended, modified, supplemented and/or restated from time to time.

“Monthly Financial Statements” is defined in Section 6.2(a).

“Next Equity Financing” means the first Equity Financing of the Issuer consummated following the date of this Agreement.

“Next Equity Financing Price” means the lowest effective price per share paid for shares of the Next Equity Financing Series in the Next Equity Financing.

“Next Equity Financing Series” means the class and series of Issuer preferred stock or other Issuer securities sold and issued by the Issuer in the Next Equity Financing.

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Bank Expenses, and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan

Documents (other than the Warrant), or otherwise, including, without limitation, interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents (other than the Warrant).

“Operating Documents” are, for any Person (other than Australian Borrower), such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto, and in relation to Australian Borrower, means its constitution.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment/Advance Form” is that certain form in the form attached hereto as Exhibit C.

“Payment Date” is the first (1st) calendar day of each month.

“Payment Transmitter Accounts” is defined in Section 6.6(a).

“Perfection Certificate” is defined in Section 5.1.

“Permitted Accounts” is defined in the definition of Excluded Accounts.

“Permitted Indebtedness” is:

(a)    Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b)    Indebtedness existing on the Effective Date which is shown on the Perfection Certificate;

(c)    Subordinated Debt;

(d)    unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e)    Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f)    Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(g)    Indebtedness in connection with letters of credit in an aggregate amount not exceeding Five Hundred Thousand Dollars ($500,000.00) at any one time outstanding;

(h)    other Indebtedness not otherwise permitted by Section 7.4 not exceeding Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate outstanding at any time; and

(i)    extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (h) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a)    Investments (including, without limitation, Subsidiaries) existing on the Effective Date which are shown on the Perfection Certificate;

(b)    (i) Investments consisting of Cash Equivalents, and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Bank;

(c)    Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d)    Investments consisting of deposit accounts (but only to the extent that Borrower is permitted to maintain such accounts pursuant to Section 6.6 of this Agreement) in which Bank has a first priority perfected security interest (other than Excluded Accounts);

(e)    Investments accepted in connection with Transfers permitted by Section 7.1;

(f)    Investments consisting of the creation of a Subsidiary for the purpose of consummating a merger transaction permitted by Section 7.3 of this Agreement, which is otherwise a Permitted Investment;

(g)    Investments (i) by Borrower in Subsidiaries not to exceed One Hundred Thousand Dollars ($100,000.00) in the aggregate in any fiscal year and (ii) by Subsidiaries (that are not Borrowers) in other Subsidiaries not to exceed One Hundred Thousand Dollars ($100,000.00) in the aggregate in any fiscal year or in Borrower, provided that an Event of Default does not exist at the time of any such Investment and would not exist after giving effect to any such Investment;

(h)    Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by the Board;

(i)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(j)    Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (j) shall not apply to Investments of Borrower in any Subsidiary;

(k)    Investments consisting of advances to officers, directors and employees for expenses incurred or anticipated to be incurred in the ordinary course of Borrower’s business; and

(l)    other Investments not otherwise permitted by Section 7.7 not exceeding Fifty Thousand Dollars ($50,000.00) in the aggregate outstanding at any time.

“Permitted Liens” are:

(a)    Liens existing on the Effective Date which are shown on the Perfection Certificate or arising under this Agreement or the other Loan Documents;

(b)    Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)    purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than One Hundred Thousand Dollars ($100,000.00) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)    Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Ten Thousand Dollars ($10,000.00) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)    Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)    Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g)    leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(h)    non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;

(i)    Liens granted on cash collateral securing letters of credit that are permitted under clause (g) of the definition of Permitted Indebtedness, provided that such amount does not at any time exceed one hundred five percent (105.0%) of such Permitted Indebtedness;

(j)    Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that (i) Bank has a first priority perfected security interest in the amounts held in such deposit and/or securities accounts (other than Excluded Accounts), and (ii) such accounts are permitted to be maintained pursuant to Section 6.6(a) of this Agreement; and

(k)    Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“PPSA” means the Personal Properties Securities Act 2009 (Commonwealth of Australia).

“PPS Law” means:

(a)    the PPSA and any regulation made at any time under the PPSA, including the PPS Regulations (each as amended from time to time); and

(b)    any amendment made at any time to any other legislation as a consequence of a law or regulation referred to in paragraph (a) of this definition.

“PPS Regulations” means the Personal Property Securities Regulations 2010 (Commonwealth of Australia).

“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement; and provided further that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors); provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Purchase Right” means the right of a Conversion Right Holder to purchase, pursuant to and in accordance with the terms and conditions of Section 2.3(h), shares of the Applicable Series in connection with a Conversion Event.

“Qualified Financing” is defined in Section 2.4(b).

“Qualified Financing Series” is defined in Section 2.4(b).

“Quarterly Payment Date” is the first (1st) calendar day of each calendar quarter.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Released Collateral” means Borrower’s Intellectual Property, provided that the Released Collateral shall not include (and, as such, the Collateral shall at all times include) any Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the Intellectual Property.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with Bank’s right to sell any Collateral.

“Right of First Refusal and Co-Sale Agreement” means that certain Third Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of April 28, 2016, by and among Delaware Borrower and the parties listed on Schedule A, Schedule B, and Schedule C thereto, as amended, modified, supplemented and/or restated from time to time.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person, and in relation to Australian Borrower, without limiting the foregoing, includes a subsidiary as defined in the Corporations Act including any entity controlled by Australian Borrower for the purposes of section 50AA of the Corporations Act. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower or Guarantor.

“Term Loan Advance” is defined in Section 2.2.

“Term Loan Maturity Date” is October 27, 2022.

“Texas Borrower” is defined in the preamble hereof.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“US Borrower” is, individually and collectively, jointly and severally, Delaware Borrower and Texas Borrower.

“US Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Voting Agreement” means that certain Third Amended and Restated Voting Agreement dated as of April 28, 2016, by and among Delaware Borrower and the Stockholders (as such term is defined therein), as amended, modified, supplemented and/or restated from time to time.

“Warrant” is that certain Warrant to Purchase Stock dated as of October 1, 2014 between Delaware Borrower and Bank, as amended, modified, supplemented and/or restated from time to time.

“Wells Fargo Account” means that certain account of Delaware Borrower maintained at Wells Fargo Bank with account number ending in 137 that is shown on the Perfection Certificate.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

BIGCOMMERCE HOLDINGS, INC.

By	/s/ Robert Alvarez
Name: Robert Alvarez
Title: CFO/COO

BIGCOMMERCE, INC.

By	/s/ Robert Alvarez
Name: Robert Alvarez
Title: CFO/COO

Executed by BIGCOMMERCE PTY LTD in accordance with Section 127 of the
Corporations Act 2001

/s/ Russell S. Klein	/s/ Robert Alvarez
Signature of director	Signature of director/company secretary
(Please delete as applicable)

Russell S. Klein	Robert Alvarez
Name of director (print)	Name of director/company secretary (print)

BANK:

SILICON VALLEY BANK

By	/s/ Mike Devery
Name: Mike Devery
Title:

Signature Page to Contingent Convertible Debt Agreement

Schedule 6.6(a)

EXHIBIT A - COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, Intellectual Property, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (a) the Excluded Accounts or (b) following the occurrence of the IP Release Event, the Released Collateral; provided that the Collateral shall at all times include all Accounts and all proceeds of Intellectual Property. Following the occurrence of the IP Release Event, if a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property.

EXHIBIT B

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	BIGCOMMERCE HOLDINGS, INC.
BIGCOMMERCE, INC.
BIGCOMMERCE PTY LTD

The undersigned authorized officer of BigCommerce Holdings, Inc., BigCommerce, Inc., and BigCommerce Pty Ltd (collectively, “Borrower”) certifies that under the terms and conditions of the Contingent Convertible Debt Agreement between Borrower and Bank (the “Agreement”), (1) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.8 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries, if any, relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies
Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No

Annual financial statements (CPA Audited)	FYE within 180 days	Yes No

10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No

Board approved projections	FYE within 30 days and as amended/updated	Yes No

409A Reports	Within 30 days of completion, and as updated	Yes No

Board Pack	Monthly within 30 days	Yes No

The following Intellectual Property was registered after the Effective Date (if no registrations, state “None”)

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

BIGCOMMERCE HOLDINGS, INC.	BANK USE ONLY

By:	Received by:
Name:	AUTHORIZED SIGNER
Title:	Date:

BIGCOMMERCE, INC.	Verified:
AUTHORIZED SIGNER

By:	Date:
Name:
Title:	Compliance Status: Yes No

BIGCOMMERCE PTY LTD

By:
Name:
Title:

EXHIBIT C

LOAN PAYMENT/ADVANCE REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS NOON PACIFIC TIME

Fax To:	Date:

LOAN PAYMENT:
BIGCOMMERCE HOLDINGS, INC., BIGCOMMERCE, INC., AND BIGCOMMERCE PTY LTD

From Account #	To Account #
(Deposit Account #)	(Loan Account #)
Principal $	and/or Interest $

Authorized Signature:	Phone Number:
Print Name/Title:

LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #	To Account #
(Loan Account #)		(Deposit Account #)

Amount of Term Loan Advance $

All Borrower’s representations and warranties in the Contingent Convertible Debt Agreement and Australian Mortgage Debenture are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:	Phone Number:
Print Name/Title:

OUTGOING WIRE REQUEST:

Complete only if all or a portion of funds from the loan advance above is to be wired.

Deadline for same day processing is noon, Pacific Time

Beneficiary Name:	Amount of Wire: $
Beneficiary Bank:	Account Number:
City and State:

Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.): _____________
(For International Wire Only)

Intermediary Bank:	Transit (ABA) #:
For Further Credit to:

Special Instruction: ___________________________________________________________________________________________

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (if required):
Print Name/Title:	Print Name/Title:
Telephone #:	Telephone #:

EXHIBIT D-l

Form of Conversion Notice

[Date]

[Name of Issuer]

[Issuer Address]

Reference is made to that certain [Contingent Convertible Debt Agreement] dated                  among [Name(s) of Borrower(s)], Silicon Valley Bank and the other parties thereto, as amended (the “Loan Agreement”). Capitalized terms used herein and not otherwise defined shall have the respective meanings given in the Loan Agreement.

(1)    The undersigned Conversion Right Holder hereby elects to convert into shares of the Applicable Series of the above-named Issuer, pursuant to and in accordance with the provisions of the Loan Agreement set forth in Section 2.3 thereof:

All of the Associated Debt; or

$ of the outstanding principal of the Associated Debt, and

$ in accrued and unpaid interest thereon.

at a Conversion Price of $             , for a total of                      Conversion Shares.

The Conversion Shares shall be issued to and in the name(s) of the following recipients:

Recipient Name and Address	Number of Conversion Shares

(2)    The undersigned Conversion Right Holder hereby elects to purchase such number of shares of the Applicable Series of the above-named Issuer, pursuant to and in accordance with the Purchase Right set forth in Section 2.3(h) of the Loan Agreement, as shall equal:

(a)    $              of the Associated Repaid Principal of the undersigned Conversion Right Holder, divided by

(b)    the Conversion Price of $             , for a total of                      Conversion Shares to be issued in respect of such purchase

The Conversion Shares issued upon such purchase by the undersigned Conversion Right Holder shall be issued to and in the name(s) of the following recipients:

Recipient Name and Address	Number of Conversion Shares

(3)    Each of the above-named recipients hereby makes the following representations and warranties to the Issuer as of the date hereof:

(a)    It is acquiring the Conversion Shares for investment for its account, not as a nominee or agent, and not with a view to the resale or distribution thereof in violation of applicable federal and state securities laws. Such recipient has not been formed for the specific purpose of acquiring the Conversion Shares.

(b)    Such recipient is aware of the Issuer’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of the Conversion Shares. Such recipient further has had an opportunity to ask questions and receive

2

answers from the Issuer regarding the terms and conditions of the offering of the Conversion Shares and to obtain additional information (to the extent the Issuer possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to such recipient or to which such recipient has access.

(c)    Such recipient understands that the acquisition of the Conversion Shares involves substantial risk. Such recipient has experience as an investor in securities of companies at a similar stage of development to the Issuer and acknowledges; has such knowledge and experience in financial or business matters that such recipient is capable of evaluating the merits and risks of its investment in the Conversion Shares and/or has a preexisting personal or business relationship with the Issuer and certain of its officers, directors or controlling persons of a nature and duration that enables such recipient to be aware of the character, business acumen and financial circumstances of such persons; and can bear the economic risk of its investment in the Conversion Shares.

(d)    Such recipient understands that the Conversion Shares have not been registered under the Securities Act of 1933, as amended (the “Act”) in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of such recipient’s investment intent as expressed herein. Such recipient understands that the Conversion Shares must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available. Such recipient is aware of the provisions of Rule 144 promulgated under the Act.

(e)    Such recipient is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

3

IN WITNESS WHEREOF, the undersigned have duly executed this Conversion Notice as of the date first above written.

Conversion Right Holder:

[NAME]

By:

Name:
Title:

Holder of Associated Debt
(if different from Conversion Right Holder)

[NAME]

By:

Name:
Title:

Recipient(s) of Conversion Shares (if different from or in addition to Conversion Right Holder:

EXHIBIT D-2

Form of Assignment of Conversion Right and Purchase Right

Reference is made to that certain [Contingent Convertible Debt Agreement] dated                  among [Name(s) of Borrower(s)], Silicon Valley Bank and the other parties thereto, as amended (the “Loan Agreement”). Capitalized terms used herein and not otherwise defined shall have the respective meanings given in the Loan Agreement.

For good and valuable consideration, the undersigned Assignor, being the present (i) Conversion Right Holder in respect of the Associated Debt held by                             , and (ii) holder of the Purchase Right in respect of the Associated Repaid Principal associated with such Associated Debt, hereby assigns and transfers unto                              (“Assignee”), all of Assignor’s right, title and interest in and to the right to convert such Associated Debt into Conversion Shares and to exercise such Purchase Right for Conversion Shares in accordance with the provisions of the Loan Agreement set forth in the Sections thereof captioned “Conversion Right” and “Purchase Right,” respectively, and Assignee hereby acknowledges and accepts such assignment and transfer of such rights from Assignor.

Assignee acknowledges and agrees that, in the event that Bank elects (in its sole and absolute discretion) to waive the Conversion Rights of all Conversion Rights Holders pursuant to Section 2.5 of the Loan Agreement, then both (i) the Conversion Rights of Assignee with respect to the aforementioned Associated Debt, and (ii) the Purchase Right in respect of the Associated Repaid Principal associated with such Associated Debt, shall thereupon automatically, and without any requirement of notice from Bank to Assignee of such waiver, terminate and be of no further force or effect.

Date:

Assignor:

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Assignee:

By:

Name:
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